Exhibit 99.1

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell	Michael Carrazza
900 Bedford Street	Chief Financial Officer	President & CEO	Chairman
Stamford, CT 06901	203-252-5954	203-252-5939	203-251-8230
www.BankPatriot.com

Patriot Reports Minimal Net Loss of $87 thousand ($.02 per share) for third quarter 2020 - Loan Loss Provisions lowered; Net Interest and Non-interest Income Improve

STAMFORD, CT – December 1, 2020 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced a net loss of $87,000, or $0.02 basic and diluted loss per share for the quarter ended September 30, 2020, compared with a net loss of $1.3 million reported in the second quarter of 2020. The improvement compared with the second quarter of 2020 resulted from a lower provision for loan losses and higher net interest and non-interest income.

The net loss for the nine-month period ended September 30, 2020 was $2.4 million, or $0.62 per fully diluted share, as compared to a net loss of $1.3 million, or $0.33 per fully diluted shares, during the same period in the prior year. The 2020 results to date, reflect lower net interest income and non-interest income.

As of September 30, 2020, total assets decreased 5.8% to $922.9 million, as compared to the second quarter of 2020. The Bank’s net loan portfolio by $41.3 million, to $740.1 million, while total deposits decreased $55.7 million or 7.1%, to $727.4 million in the third quarter of 2020. The decline in loans represented an intentional slow-down in new loan originations as the impact of the pandemic on the local economy was better understood. The decrease in total deposits during the quarter is primarily the result of declines in the use of wholesale brokered deposits and higher-cost certificates of deposits, partially offset by growth in deposits gathered from the prepaid debit card business.

Excluding that change in brokered deposits, total deposits increased $71.0 million or 12.5% since the end of the third quarter in 2019. In July 2020, the Company completed the purchase of prepaid debit card deposits from a prominent national provider and processor of prepaid debit cards for corporate, consumer and government clients. The prepaid debit card deposits totaled approximately $60.0 million as of September 30, 2020.

As far as the impact of COVID-19, Patriot has kept all branches open with customers re-directed to non-contact ATM’s and Live Banker ATMs as on-line banking services continue to be optimized with expanded customer call center staffing. Its multi-year investment to enhance customer’s technological banking experience has been well tested during the pandemic, as from January 1 to September 30, 2020, Patriot’s mobile deposits were up 98%, use of its mobile app banking was up 33%, monthly average log-ins rose 8% and the number of customers completely new to digital banking rose by 30%.

The Bank had provided CARES Act payment relief on loans of approximately $244.4 million. The Bank received some very positive indications of the strength of its borrowers as a significant percentage of the loans deferred as a result of the CARES Act have now resumed normal payments. The majority of the modifications granted to customers expired in November of 2020, the balance of loans modified in conjunction with the CARES Act had declined from the high of $244.4 million to $59.1 million

Patriot President & CEO Robert Russell stated: “Many of the changes implemented during the second and third quarters are showing signs of success and are reflected in the positive profitability trends.  The Bank continues to reshape its leadership team and its balance sheet and has strengthened its capital position to prepare for future growth and profitability of the organization.  As the pandemic continues, Patriot remains prepared to deliver the tools and service required to remain a strong partner with the communities we serve”. Mr. Russell added: “we are very pleased that loans on deferral as a result of the CARES Act have declined from $244.4 million to $59.1 million.”

Financial Results:

As of September 30, 2020, total assets were $922.9 million, as compared to $979.5 million at June 30, 2020 and $972.0 million at September 30, 2019. Net loans receivable totaled $740.1 million, as compared to $781.4 million at June 30, 2020 and $791.9 million at September 30, 2019. Deposits totaled $727.4 million at September 30, 2020, as compared to $783.1 million at June 30, 2020 and $762.1 million at September 30, 2019.

The decline in loans and total assets represents the intentional downsizing of the Bank’s balance sheet as the current economic uncertainties associated with the COVID-19 pandemic are assessed. The Company continues to originate loans, but at a slower pace than in the past, and has seen loan maturities and loan payoffs outpace loan originations during the nine-month period of September 30, 2020.

Total deposits declined $55.7 million during the third quarter of 2020, this was due to a decline of $69.9 million in wholesale brokered deposits, a decline of $51.0 million in certificate of deposits as higher rate non-relationship deposits were allowed to run off, and a decline of $22.7 million in money market deposits, which was partially offset by an increase of $60.0 million in prepaid debit card deposits.

Net interest income was $5.9 million in the third quarter of 2020, an increase of 3.9% from the second quarter of 2020, and a decline of 5.4% from the third quarter of 2019. The year-to-date September 30, 2020 net interest income was $17.9 million, a decrease of 6.8% over the year-to-date September 2019.

Net interest margin was 2.61% in the third quarter of 2020, as compared to 2.46% in the second quarter of 2020 and 2.70% in the third quarter of 2019.

Compared to the prior year, net interest income was negatively impacted by a lower average loan balance, and an increase in the rate paid on FHLB borrowings associated with the conversion of certain borrowings from a low variable teaser rate to higher fixed rate. The decline also reflects the impact of lower interest rates connected with a decline in market interest rates in late first quarter of 2020 connected to the COVID-19 pandemic.

The provision for loan losses in the third quarter of 2020 was $85,000, as compared to $910,000 in the second quarter of 2020 and $100,000 in the third quarter of 2019. The Allowance for Loan losses at September 30, 2020 totals 1.49% of total loans compared with 1.41% at June 30, 2020 and 1.05% at September 30, 2019. The increase in the Allowance as a percent of loans reflects additional provisions in the second and third quarter associated with the estimated impact of the COVID-19 pandemic on the economy and local business community.

Noninterest income was $704,000 in the third quarter of 2020, 81.0% higher than the second quarter of 2020, and 23.3% higher than the third quarter of 2019. The increase was primarily due to gains on sale of SBA loans of $421,000 in the third quarter of 2020. The year-to-date September 30, 2020 noninterest income was $1.5 million, a decline of 27.0% over the year-to-date September 30, 2019. The decrease in noninterest income for the year-to-date period was primarily due to lower realized gains on the sale of SBA loans associated with delays in executing the sale of those loans in 2020.

Noninterest expense was $6.6 million in the third quarter of 2020, 3.9% lower than the second quarter of 2020, and 0.9% lower than the third quarter of 2019. The year-to-date September 30, 2020 non-interest expense was $20.9 million, 5.2% higher than the prior year. The increase in non-interest expense for the year-to-date period was primarily driven by an increase of $694,000 in salaries and benefits and an increase of $297,000 in regulatory assessments expenses in 2020.

The income tax benefit was $6,000 in the third quarter of 2020, representing an effective tax rate of 6.5%. The income tax benefit was $811,000 in the nine-month period ended September 30, 2020, representing an effective tax rate of 25.0%.

As of September 30, 2020, shareholders’ equity was $64.5 million, as compared to $64.2 million at June 30, 2020. Patriot’s book value per share was $16.39 at September 30, 2020, as compared to $16.30 at June 30, 2020. The Bank’s capital ratios continue to be strong, maintaining its “well capitalized” regulatory status. As of September 30, 2020, the Bank’s Tier 1 leverage ratio was 9.35%, Tier 1 risk-based capital ratio was 11.08% and total risk-based capital ratio was 12.33%.

Patriot has currently suspended its quarterly dividend due to the uncertainties surrounding the pandemic however, the Bank hopes to resume when the current economic uncertainties are settled.

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Jacksonville and Stamford, along with a Rhode Island operations center.

* * * * *

About the Company:

Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share data)	September 30, 2020	June 30, 2020	September 30, 2019

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$3,231	$1,616	$3,157
Interest bearing deposits	46,405	64,280	46,844
Total cash and cash equivalents	49,636	65,896	50,001
Investment securities:
Available-for-sale securities, at fair value	47,823	46,624	50,057
Other investments, at cost	4,450	4,450	4,963
Total investment securities	52,273	51,074	55,020

Federal Reserve Bank stock, at cost	2,783	2,897	2,889
Federal Home Loan Bank stock, at cost	4,503	4,503	4,477

Gross loans receivable	751,298	792,500	800,314
Allowance for loan losses	(11,171)	(11,148)	(8,405)
Net loans receivable	740,127	781,352	791,909

SBA loans held for sale	6,824	7,579	4,103
Accrued interest and dividends receivable	6,834	5,624	3,538
Premises and equipment, net	33,632	33,962	34,883
Other real estate owned	1,954	2,400	2,400
Deferred tax asset, net	12,066	12,180	11,495
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	567	586	642
Other assets	10,623	10,384	9,521
Total assets	$922,929	$979,544	$971,985

Liabilities
Deposits:
Noninterest bearing deposits	$161,871	$97,360	$80,772
Interest bearing deposits	565,560	685,728	681,284
Total deposits	727,431	783,088	762,056

Federal Home Loan Bank and correspondent bank borrowings	90,000	90,000	100,000
Senior notes, net	11,909	11,890	11,834
Subordinated debt, net	9,774	9,767	9,745
Junior subordinated debt owed to unconsolidated trust, net	8,108	8,106	8,100
Note payable	1,044	1,094	1,242
Advances from borrowers for taxes and insurance	2,492	3,773	2,182
Accrued expenses and other liabilities	7,634	7,654	8,647
Total liabilities	858,392	915,372	903,806

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,293	106,251	106,118
Accumulated deficit	(41,210)	(41,123)	(37,222)
Accumulated other comprehensive loss	(546)	(956)	(717)
Total shareholders' equity	64,537	64,172	68,179

Total liabilities and shareholders' equity	$922,929	$979,544	$971,985

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Interest and Dividend Income
Interest and fees on loans	$8,578	$9,111	$10,245	$27,722	$30,345
Interest on investment securities	340	378	430	1,134	1,207
Dividends on investment securities	85	90	112	313	344
Other interest income	28	24	225	187	795
Total interest and dividend income	9,031	9,603	11,012	29,356	32,691

Interest Expense
Interest on deposits	2,028	2,792	3,655	8,020	10,452
Interest on Federal Home Loan Bank borrowings	628	638	602	1,963	1,467
Interest on senior debt	229	228	229	686	686
Interest on subordinated debt	235	253	277	756	845
Interest on note payable and other	5	5	6	15	20
Total interest expense	3,125	3,916	4,769	11,440	13,470

Net interest income	5,906	5,687	6,243	17,916	19,221

Provision for Loan Losses	85	910	100	1,799	3,202

Net interest income after provision for loan losses	5,821	4,777	6,143	16,117	16,019

Non-interest Income
Loan application, inspection and processing fees	54	40	32	147	74
Deposit fees and service charges	73	66	123	253	366
Gains on sale of loans	380	72	188	464	864
Rental income	131	131	137	393	459
Other income	66	80	91	257	312
Total non-interest income	704	389	571	1,514	2,075

Non-interest Expense
Salaries and benefits	3,460	3,645	3,480	10,966	10,272
Occupancy and equipment expenses	810	921	937	2,680	2,598
Data processing expenses	433	371	357	1,194	1,088
Professional and other outside services	627	726	721	2,137	2,233
Project expenses, net	6	54	212	154	277
Advertising and promotional expenses	107	123	63	377	255
Loan administration and processing expenses	75	36	44	135	101
Regulatory assessments	355	364	152	1,159	862
Insurance expenses	67	78	65	215	160
Communications, stationary and supplies	118	133	118	371	383
Other operating expenses	560	439	530	1,491	1,626
Total non-interest expense	6,618	6,890	6,679	20,879	19,855

(Loss) income before income taxes	(93)	(1,724)	35	(3,248)	(1,761)

(Benefit) provision for income taxes	(6)	(446)	8	(811)	(456)
Net (loss) income	$(87)	$(1,278)	$27	$(2,437)	$(1,305)

Basic (loss) earnings per share	$(0.02)	$(0.32)	$0.01	$(0.62)	$(0.33)
Diluted (loss)earnings per share	$(0.02)	$(0.32)	$0.01	$(0.62)	$(0.33)

FINANCIAL RATIOS AND OTHER DATA

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Quarterly Performance Data:
Net (loss) income	$(87)	$(1,279)	$26	$(2,437)	$(1,305)
Return on Average Assets	-0.04%	-0.52%	0.01%	-0.33%	-0.08%
Return on Average Equity	-0.53%	-7.89%	0.15%	-4.96%	-1.07%
Net Interest Margin	2.61%	2.46%	2.70%	2.61%	1.22%
Efficiency Ratio	100.12%	113.41%	98.02%	107.46%	93.24%
Efficiency Ratio excluding project costs	100.03%	112.51%	94.92%	106.66%	91.94%
% increase loans	-5.20%	-3.22%	-1.41%	-7.49%	2.55%
% increase deposits	-7.11%	-2.51%	-0.72%	-5.47%	2.53%

Asset Quality:
Nonaccrual loans	$20,440	$21,593	$19,183	$20,440	$19,183
Other real estate owned	$1,954	$2,400	$2,400	$1,954	$2,400
Total nonperforming assets	$22,394	$23,993	$21,583	$22,394	$21,583

Nonaccrual loans / loans	2.72%	2.72%	2.40%	2.72%	2.40%
Nonperforming assets / assets	2.43%	2.45%	2.22%	2.43%	2.22%
Allowance for loan losses	$11,171	$11,148	$8,405	$11,171	$8,405
Valuation reserve	$492	$485	$1,252	$492	$1,252
Allowance for loan losses with valuation reserve	$11,663	$11,633	$9,657	$11,663	$9,657

Allowance for loan losses / loans	1.49%	1.41%	1.05%	1.49%	1.05%
Allowance / nonaccrual loans	54.65%	51.63%	43.81%	54.65%	43.81%
Allowance for loan losses and valuation reserve / loans	1.55%	1.47%	1.20%	1.55%	1.20%
Allowance for loan losses and valuation reserve / nonaccrual loans	57.06%	53.87%	50.34%	57.06%	50.34%

Gross loan charge-offs	$75	$691	$282	$810	$2,589
Gross loan (recoveries)	$(13)	$(13)	$(128)	$(67)	$(183)
Net loan charge-offs (recoveries)	$62	$678	$154	$743	$2,406

Capital Data and Capital Ratios
Book value per share (1)	$16.39	$16.30	$17.37	$16.39	$17.37
Shares outstanding	3,937,041	3,935,841	3,925,002	3,937,041	3,925,002
Bank Capital Ratios:
Leverage Ratio	9.35%	9.03%	9.47%	9.35%	9.47%
Tier 1 Capital	11.08%	10.52%	10.82%	11.08%	10.82%
Total Risk Based Capital	12.33%	11.77%	11.81%	12.33%	11.81%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Deposits:
	September 30,	June 30,	September 30,
(In thousands)	2020	2020	2019
Non-interest bearing:
Non-interest bearing	$102,004	$95,932	$80,772
Prepaid DDA	59,867	1,428	-
Total non-interest bearing	161,871	97,360	80,772

Interest bearing:
NOW	29,518	26,941	23,675
Savings	91,169	70,230	57,390
Money market	142,909	165,658	125,934
Certificates of deposit, less than $250,000	133,754	160,258	170,814
Certificates of deposit, $250,000 or greater	44,042	60,066	62,702
Listed Deposits	33,173	41,690	44,140
Brokered deposits	90,995	160,885	196,629
Total Interest bearing	565,560	685,728	681,284
Total Deposits	$727,431	$783,088	$762,056